Exhibit 99.1

Contact: Dennis Moore

J&J Snack Foods Corp.

856-532-6603

dmoore@jjsnack.com

FOR IMMEDIATE RELEASE

Dan Fachner Appointed President of

 J & J Snack Foods Corp.

Pennsauken, NJ, May 4, 2020 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced that Dan Fachner, President and Chief Executive Officer of The ICEE Company , a wholly owned subsidiary of J & J Snack Foods Corp., has been appointed President of  J & J Snack Foods Corp, reporting to Gerald B. Shreiber, Chairman of the Board and Chief Executive Officer.  As President, Mr. Fachner will have responsibility for the entire business of J & J Snack Foods with all business heads reporting directly to him.   Mr. Fachner will remain as President and Chief Executive Officer of The ICEE Company.

“Throughout Dan’s long history at J&J Snack Foods, he has built a reputation for team building, leadership, communication, employee engagement and integrity” said Mr. Shreiber. “His transition will be seamless, and I am highly confident that his acumen and talent will continue to lead us forward.”

Stated Mr. Fachner: “I am truly honored to have the opportunity to help guide and grow a great organization like J&J Snack Foods. I look forward to working with the team in place to help shape and mold the future. I believe the best is still yet to come.”

The Company also said that Gerard Law resigned as Senior Vice President, Assistant to the President effective May 1, 2020.

About The ICEE Company

Founded in 1967, The ICEE Company is the leader and innovator in the frozen beverage industry, offering the most comprehensive frozen beverage package and service network in the beverage and foodservice categories. The brand portfolio includes ICEE, SLUSH PUPPiE, ARCTIC BLAST , PARROT-ICE fruit smoothies, THELMA’s frozen lemonade, Nitro cold brew frozen coffee dispensed out of TWISTED CHILL by ICEE machines, and frozen cocktails. The ICEE Company is also a major service provider to the foodservice category through ICEE Managed Service. The ICEE Company is a subsidiary of J&J Snack Foods Corp. (NASDAQ-JJSF), and operates Service Centers throughout the United States, Mexico, Canada. ICEE is distributed globally across Europe, China, Central America, the GCC and Australia.

About J&J Snack Foods Corp.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, its principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

Contact:

Dennis G. Moore

Dennis G. Moore, Senior Vice President

Chief Financial Officer (856) 532-6603